AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2004

REGISTRATION NO. 333-96995

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HECLA MINING COMPANY
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	82-0126240
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

6500 N. MINERAL DRIVE, SUITE 200	83815-9408
COEUR D'ALENE, IDAHO	(Zip Code)
(Address of Principal Executive Offices)

HECLA MINING COMPANY 1995 STOCK INCENTIVE PLAN

(Full Title of the Plans)

MICHAEL B. WHITE

HECLA MINING COMPANY
6500 N. MINERAL DRIVE, SUITE 200
COEUR D’ALENE, IDAHO 83815-9408
(208) 769-4100
(Name and Address, Including Zip Code, and
Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

PROPOSED MAXIMUM

PROPOSED MAXIMUM

TITLE OF SECURITIES

AMOUNT TO BE

OFFERING PRICE PER

AGGREGATE OFFERING

AMOUNT OF

TO BE REGISTERED(1)

REGISTERED

SHARE

PRICE

REGISTRATION FEE

Common Stock, $.25 par value

   with associated series A junior

   participating preferred share

   purchase rights

Issuable Pursuant to:

   1995 Stock Incentive Plan

5,000,000(2)

$5.63(3)

$28,150,000(3)

$3,567

(1)

This Post-Effective Amendment No. 2 to Registration Statement also pertains to Hecla Mining Company’s series A junior participating preferred share purchase rights.  Each share of Hecla common stock is accompanied by such a right.  Until the occurrence of certain prescribed events, none of which has occurred as of this date, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred along with and only with such securities.  Thereafter, separate rights certificates will be issued representing one right for each share of common stock held, subject to adjustment pursuant to anti-dilution provisions.

(2)

Represents 5,000,000 shares of common stock newly available for issuance under the Hecla Mining Company 1995 Stock Incentive Plan as a result of an amendment to the plan approved at Hecla’s Annual Shareholders’ Meeting held May 7, 2004.  The number of shares of common stock being registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933.  The calculation of the proposed maximum offering price is based upon the average of the high and low sales prices of the common stock of Hecla Mining Company on June 23, 2004 as reported by the New York Stock Exchange consolidated reporting system.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (“Amended Registration Statement”) incorporates by reference the contents of the Registration Statement on Form S-8 (No. 333-96995) filed by Hecla Mining Company (“Hecla”) with the Securities and Exchange Commission on July 24, 2002, as subsequently amended.

At the Annual Shareholders’ Meeting on May 7, 2004, Hecla’s shareholders approved an increase in the number of shares available for issuance under the 1995 Stock Incentive Plan (from 6,000,000 to 11,000,000 shares of common stock).  This Amended Registration Statement registers the additional 5,000,000 shares of common stock with associated preferred share purchase rights and increases the total number of shares registered pursuant to the Amended Registration Statement for issuance under the 1995 Stock Incentive Plan to 8,000,000 shares of common stock (the other 3,000,000 shares were registered on a separate Registration Statement on Form S-8 [No. 333-60095]).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL.

Michael B. White, Esq., legal counsel and Corporate Secretary for Hecla, who has rendered an opinion on the legality of the securities being registered, owns 30,691 shares of common stock and options to purchase 156,000 shares of common stock of Hecla as of June 24, 2004.

ITEM 8.

EXHIBITS.

5.1*

Opinion and consent of Michael B. White as to the legality of the securities being registered.

23.1*

Consent of BDO Seidman, LLP.

23.2*

Consent of PricewaterhouseCoopers LLP.

_______________
*filed herewith

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, Hecla Mining Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur D’Alene, State of Idaho, on June 24, 2004.

HECLA MINING COMPANY

By /s/ Phillips S. Baker, Jr.

Phillips S. Baker, Jr.

President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phillips S. Baker, Jr. Phillips S. Baker, Jr. President, CEO and Director (principal executive officer)	June 24, 2004 Date	/s/ Ted Crumley Ted Crumley Director	June 24, 2004 Date
/s/ Lewis E. Walde Lewis E. Walde Vice President and CFO (principal financial officer)	June 24, 2004 Date	Jorge E. Ordonez C. Director	Date
/s/ Alan MacPhee Alan MacPhee Controller	June 24, 2004 Date	/s/ Charles L. McAlpine Charles L. McAlpine Director	June 24, 2004 Date
/s/ Arthur Brown Arthur Brown Chairman	June 24, 2004 Date	/s/ David J. Christensen David J. Christensen Director	June 24, 2004 Date
/s/ John E. Clute John E. Clute Director	June 24, 2004 Date	/s/ Anthony P. Taylor Anthony P. Taylor Director	June 24, 2004 Date
Joe Coors, Jr. Director	Date

INDEX TO EXHIBITS

EXHIBIT
NUMBER

DESCRIPTION OF EXHIBITS

5.1*

Opinion and consent of Michael B. White, as to the legality of the securities being registered.

23.1*

Consent of BDO Seidman, LLP.

23.2*

Consent of PricewaterhouseCoopers LLP.

_______________
*filed herewith.